Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q3 2018

November  8, 2018; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Head of Investor Relations
John L. Plueger	CEO and President
Steven F. Udvar-Házy	Executive Chairman
Gregory B. Willis	Executive Vice President and CFO

ANALYST PARTICIPANTS

Helane Becker	Cowen and Company
Jamie Baker	JP Morgan Chase & Co
Jason Arnold	RBC Capital Markets, LLC
Kevin Crissey	Citigroup Inc
Kristine Liwag	BofA Merrill Lynch
Scott Valentin	Compass Point Research & Trading, LLC
Koosh Patel	Deutsche Bank

PRESENTATION

Operator: Good day, ladies and gentlemen, and welcome to the Air Lease Corporation Third Quarter 2018 Earnings Conference Call. (Operator Instructions) As a reminder, this call is being recorded.

I would now like to introduce your host for today's conference, Mary Liz DePalma, Head of Investor Relations. Please go ahead.

Mary Liz DePalma: Hello, everyone, and welcome to Air Lease Corporation's earnings call for the third quarter of 2018. This is Mary Liz DePalma, and I'm joined this afternoon by Steve Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the third quarter of 2018. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Thursday, November 8, 2018, and the webcast will be available for replay on our website. (Operator Instructions)

Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, November 8, 2018. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air

Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we will be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pre-tax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and reconciliation to the corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com.

Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our CEO and President, John Plueger.

John L. Plueger: Well, thanks, Mary Liz, and good afternoon to all of you, and thank you for joining us. I'm happy to report that ALC had an excellent quarter, reporting diluted EPS of $1.32 per share. We achieved record quarterly revenues of $451 million, as our assets grew to over $17.5 billion, increasing more than 12.5% over the past nine months. Our pre-tax income rose 16% over last year's third quarter and our portfolio metrics remain strong and consistent.

ALC's fleet at quarter-end included 268 owned aircraft with a net book value of $15.1 billion, up from $13.3 billion at year-end 2017. As expected, deliveries in the third quarter were relatively light with seven aircraft delivering from July through September. Only one aircraft we expected to deliver in the third quarter slipped into the fourth quarter, and that aircraft has already delivered in early October.

During the quarter, we profitably sold a total of ten aircraft to our Thunderbolt II Platform, bringing our total managed fleet count to 60 aircraft. We anticipate most of the remaining eight Thunderbolt II aircraft will be sold between now and the end of the year; however, it's probable that two to three aircraft may slip into 2019. In total, ALC now has 762 aircraft owned, managed and on order, including our options.

Demand for our new and used aircraft remains solid, and we see no slowdown in the rate of our forward lease placements. Competition, for sure, remains very strong. But let me simply remind everyone that we and others have been commenting on the highly competitive leasing market now for several years. Yet, ALC's operating metrics and margins remain stable and consistent. This is not by accident or timing. Strategically, we've planned for an increasingly competitive environment since inception of ALC. It's one of the main reasons, for example, why we were hyper-focused on getting our investment grade ratings as early as possible, and it's paid off. Many other aspects of our business have been planned and executed with this environment in mind, such as the development of our management business, the way we execute and reprice OEM orders, the structuring of our leases and many other examples.

Let me also remind you that the global aircraft fleet and the world's airline base has grown significantly, so that the pie is larger for everyone. Our order book placements currently stand at 82% placed through 2020. This percentage, as well as our total for future minimum rental payments, is slightly lower than last quarter primarily due to the insolvency of Primera in Denmark where ALC had eight aircraft on forward lease for delivery beginning in mid-2019 and into 2020. We have strong demand for each of these positions and this actually gives us a good strategic opportunity to satisfy current customer requirements. So as such, we're more focused on this strategic aspect versus immediate placement. Accordingly, we anticipate all of these aircraft will be placed in the near-term.

Now this brings me to another important point. Dealing with the ups and downs of the airline industry is something this management team has been doing for decades. Nothing new at all here. As always, Air Lease remains focused on the health of our customers, and while we have seen pressure on global airline profits due to higher fuel costs, interest rates and labor and the emerging markets' currency fluctuations, we manage risk through asset selection, lessee diversification and having the appropriate security packages in place, as was the case with Primera. We purchase the most modern, fuel-efficient, in-demand liquid aircraft types. For our airline customers, the youngest, most fuel-efficient aircraft are the best hedge against rising fuel prices, and we see globally a renewed focus on the newest generation aircraft for this purpose. Also, rising costs and profit pressure has historically driven more airlines to leasing, and we see this in the market today.

Taking a high-level view, demand for ALC aircraft continues to be driven by strong global passenger traffic growth, ongoing aircraft replacement needs and delays at the OEMs, which are causing those impacted airlines to extend current leased aircraft or add additional current-generation aircraft. These delivery delays are continuing, and our expectation is that they'll be ongoing through 2019 and possibly into 2020. As you would expect, we've taken this into full account in our forward planning.

Moving on to continued global trade and political headlines. We are watching global events and consumer indices very closely. To date, we see no definitive indication that trade concerns are having an impact on global traffic, on global demand for aircraft or more specifically, on ALC. The tide of a rising global middle class being fed by cheap airfares is extremely strong and outweighs other factors. We do not see material increases in airfares in the short-to-medium term with respect to a potential dampening effect on global passenger traffic.

Looking ahead, we remain confident as we proceed into the remainder of 2018 and into 2019. Between now and the end of 2019, we have 103 new aircraft delivering. As a reminder, ALC has included interest rate adjusters in the vast majority of our leases at signing and they have been applied at our new aircraft deliveries this quarter and throughout 2018, just as they were intended, and this will continue into 2019 and going forward as we deliver our order book. We are well prepared and excited for this growth of our fleet, while at the same time maintaining our target 2.5:1 debt equity ratio. Greg will remind you of our conservative approach to liquidity and an opportunistic and successful approach to accessing the capital markets and managing our debt needs and maturities in his remarks.

So, to conclude here, our team continues to do an excellent job managing our existing fleet and the current and future environment in which our industry operates. More than ever, I'm confident that our team is the best in the business. Remember, we speak to you as shareholders as much as a management team. We as a management group own a greater percentage of the outstanding common stock of Air Lease Corporation than the management teams of any other publicly traded aircraft lessor by a huge margin.

And with that, I'll hand over the call to Steve to provide further ALC and industry color and commentary. Steve?

Steven F. Udvar-Házy: Thank you very much, John. As you just heard, ALC continues to deliver outstanding financial and operating performance. Owing to the strong financial results and performance of ALC this year, our Board of Directors has just declared a 30% increase in our quarterly cash dividends to shareholders from $0.10 per share per quarter to $0.13 per share per quarter. This dividend will mark our 24th consecutive dividend since we declared our first dividend to common shareholders in February of 2013 and our sixth dividend increase over that time, during which period, we have delivered excellent results while building the best-in-class fleet on long-term leases with a globally diversified airline customer base.

As John indicated, we continue to see demand from our airline customers globally, which is evident from our recent placements and deliveries. To offer a few real-time examples, just last week, we signed the lease for a new A320neo aircraft to Air Seychelles, the national airline of the Republic of Seychelles in the Indian Ocean, for delivery in early 2020. This aircraft will be the second A320 that they will operate, and is an integral part of their fleet to maximize their competitive advantage in the region and increasing efficient operations. In mid-October, you also saw ALC place an announcement for the second A320neo with Atlantic Airways of Denmark, which is the national airline of the Faroe Islands. Again, this airline is looking for fuel-efficient aircraft, which can also increase their seat capacity and improve their passenger experience. Therefore, the airline chose to work with ALC on leasing their second A320neo.

As it relates to deliveries in the third quarter, we announced the delivery of a 787-9 to Air New Zealand in addition to an A321neo to Air New Zealand, which is the first of five A320neo family aircraft to deliver from ALC's order book to the airline between now and the fall of 2019. We also just delivered the first 737 MAX in Russia to S7 Airlines. In addition, Air Tahiti Nui, EVA Air and Air New Zealand have taken deliveries of 787-9s during the quarter. It's important to point out that these deliveries were for widebody aircraft. And in addition, we delivered the first A320neo to SKY, Chile in South America. In the case of EVA Air, for example, they are the first airline in Taiwan to operate the Boeing 787 Dreamliner, and this was transacted with ALC in a package deal for six new 787-9 and -10 aircraft from ALC's own order book.

Looking forward, our widebody placement percentage continues to be on track, and that demand profile remains consistent for our 787s, A350s and the new A330neos. Over the upcoming months, you will see a continued pace of lease placements and deliveries to a diverse set of airline customers just as you heard. Our highly valuable order book continues to be a huge asset to Air Lease as the OEM backlogs remain over-quoted for the next four to five years, even after certain cancellations and deferrals by a number of airlines. Our valuable order positions provide a market and competitive advantage to us as we look to the future.

IATA continues to report strong growth in passenger traffic, with industry-wide revenue passenger kilometers up 6.7% year-to-date through the end of September of 2018 versus last year. If you look at the longer-term expectations for growth in air travel, the numbers are even more convincing. In October, IATA released its 20-year forecast where they reported an expected 3.5% compound annual growth rate over the next 20 years, which will result in a doubling of passenger numbers from the levels we're seeing today. In addition, and this is really important, to the aircraft that are needed to support the growth, there's a huge replacement need, with more than 18,000 jets reaching their retirement age during the next 20 years. As you know, ALC's primary focus is on the replacement market, and members of the ALC team placed many of these retiring aircraft 20-to-30 years ago, which we're now revisiting as replacement aircraft with our loyal airline customers.

More important than numbers and statistics, we continue to have a real-time immediate market pulse from our global airline customers. In fact, just over the last several weeks, I met with dozens of CEOs of these customers in Europe, Asia, Latin America and North America and elsewhere, discussing their business, their viewpoints going forward, their concerns, their strengths and their future aircraft requirements. Nothing replaces these valuable personal interactions at the highest levels of airline decision-makers. Such discussions, we feel strongly, will enhance the future growth of air travel and the role that the aircraft that we have will play in the industry and our customers.

Our upcoming deliveries in our fleet are well timed when looking at aircraft retiring over the next five years and the overall expected growth in air travel, and we've built a solid business that can support our customers, provide a buffer to the industry and continue to be immensely profitable over the long-term.

And with that, I will turn the call over to our Chief Financial Officer, Greg, to provide an update on ALC's financing activities for the last quarter.

Gregory B. Willis: Thank you, Steve. As mentioned earlier, we recorded another great quarter, reporting diluted earnings per share of $1.32. Our results were largely driven by the growth in average assets along with sales to our managed platform. Our key portfolio metrics of portfolio yield, lease term remaining and average age all remained constant.

ALC generated record revenues of $451 million in the third quarter, up almost 20% year-over-year, including $423 million of rentals and $28 million of aircraft, sales trading and other activities. As John noted, our fleet activity included the purchase of seven new aircraft, representing $682 million of CapEx. Given approximately half of our CapEx occurred in the last two weeks of the quarter, we will receive the full earnings benefit from these aircraft next quarter. Included in aircraft sales, trading and other is $24 million of gains from the sale of ten aircraft to our Thunderbolt platform.

Turning to expenses. There are two items I'd like to highlight. First, our interest expense has increased, primarily due to the rise in our average debt balances, which tracks the growth of our fleet, and our increased level of liquidity. Despite the rise in prevailing interest rates over the last year, our composite rate only increased 25 basis points over the last nine months. This is primarily attributable to us maintaining a very high level of fixed rate debt, which currently stands at 92% of our debt portfolio. We also continue to see interest rate adjusters kick in on our new aircraft deliveries, adding to our base lease rates.

Second, as anticipated, SG&A this quarter was up year-on-year, largely due to transactional expenses taken in the period. As you'll remember, SG&A in the third quarter of last year was abnormally low as we had no transactional expenses at that time.

We continue to benefit from tax reform through the reduction of corporate tax rates. In addition to lower tax expense resulting from tax reform, we recognized an $8 million tax benefit from the utilization of foreign tax credits, which brought our effective tax rates for the quarter to 18.3% and our tax rate for 2018 to 20.4%.

Looking forward to the fourth quarter 2018, we expect to deliver 13 new aircraft from our order book, representing approximately $990 million of capital expenditures. Consistent with prior quarters, this CapEx number does not include any incremental purchases.

Regarding sales, as John mentioned, we have eight aircraft remaining to be sold to Thunderbolt II, and we would anticipate the majority of them to transfer in the fourth quarter.

Moving to the financing side of the business. We're again active in the capital markets in the third quarter. In September, we issued $1.2 billion of senior unsecured notes, achieving further cost-efficient, fixed rate financing for ALC. ALC continues to maintain a substantial amount of financial flexibility, ending the quarter with $4.7 billion in liquidity. Our debt to equity ratio at September 30 was 2.48:1, down from 2.53:1 at the end of Q2. We remain committed to our other financing strategies of 80% fixed rate debt and 90% unsecured debt as well.

ALC continues to benefit from three investment-grade ratings, all with stable outlook, which provides us with maximum flexibility to operate our business going forward.

Before I conclude, I would like to note, in the upcoming weeks we expect to file an amendment to our shelf registration statement that we filed in May earlier this year. To be clear, this upcoming filing will be updating our shelf registration statement only to prepare for our anticipated establishment of an MTN program, which will further streamline our future bond issuances.

This concludes my review of the results and the financing activities of the company. And I'll now turn it back to Mary Liz.

Mary Liz DePalma: Thanks, Greg. This concludes management's remarks. I'd now like to ask the operator to open the line for the Q&A session.

Q&A

Operator: (Operator Instructions) Our first question is from Jamie Baker with JPMorgan.

Jamie Baker: Just a follow-up to what John was saying in his prepared remarks, the interest rate commentary. You've spoken about the success in matching fixed rate leases to fixed rate debt and vice versa in the past. But it wasn't clear whether that balance is being maintained as rates have risen. I don't know when the deal for the last quarter of seven deliveries were signed or the 13 deliveries that are upcoming? But are the majority of leases now all variable rate?

John L. Plueger: No. Jamie, it's John. Our mechanism is very simple. When we do a lease negotiation, a key part of that negotiation is to reference the base lease rate, the fixed lease rate, that we have in our deal to an interest rate or a specific interest rate index. Now those interest rate indices may differ, could be 7-year forward swap, 10-year treasuries, whatever. But there's a financial index. And at the day of delivery, at that single day, we compare whatever that index was when we struck the deal to what it was at the day of delivery. And if it goes up, which is what has been happening, we formulaically adjust that base fixed lease rate accordingly. And there's actually a mathematical formula that for every basis point of interest rate index increase, so goes an appropriate increase as well in the lease rate. So -- but once that's fixed at delivery, that lease rate remains fixed over the full term of the leases.

Steven F. Udvar-Házy: At the higher level.

John L. Plueger: At the higher level.

Jamie Baker: At the higher level? Okay. I appreciate the clarification. That makes a lot more sense. And follow-up, and I'm just throwing this out there, but if this torrid pace of global RPK growth can't be maintained next year -- let's say it slows -- I don't know, just dial in 5%, what do you think that does for your book of business, for the global replacement needs, OEM production rates? What might a 5% RPK world look like relative to the current 6.7%, 6.8%?

Steven F. Udvar-Házy: Well, Jamie, first of all, as you know, our philosophy is to place aircraft with pretty long lead times. We don't wait till two or three months before delivery of a new plane. So in effect, we have worked very hard in 2015, '16, '17 to place our 2019 deliveries. This year's deliveries, 2020 deliveries. We're already working on 2020, '21, '22 deliveries. So, to the extent that airlines already signed up for these long-term leases, there's really very little that will change. We do have a small number of aircraft that we held back for certain strategic campaigns that are nearing completion for deliveries at the tail end of '19 and 2020. And once those placements are completed, in the very near future, we will have no new aircraft unleased in 2019, '20 and a good portion of the first half of 2021. So, a tapering of traffic will result in airlines replacing their least-efficient, least-economical aircraft rather than new planes that we've already placed.

John L. Plueger: Let me add just a couple of other points, Jaimie. Number one, so if it goes down to 5%, in your hypothetical, it's still well above -- these are big numbers -- well above the 3% to 3.2%, 3.3% historical average over the prior ten years. So it’s still a very, very high percentage growth rate. And the second thing, in addition to Steve's comment about the airlines, this tends to drive airlines if they're thinking any more defensively, it actually tends to drive them a bit more towards leasing as opposed to taking the aircraft on their own balance sheets, because they're simply committed for a shorter-term. So, for these reasons, we really don't foresee any material impact on our demand profile or our book of business going forward.

Steven F. Udvar-Házy: Yes. Next year, Jamie, a little over 5% traffic increase would mean the number of passengers globally would grow by adding Southwest and Delta together. So just imagine.

Jamie Baker: So you're dumbing it down to terms that I could more easily understand? I appreciate it gentlemen.

Steven F. Udvar-Házy: I knew you would get that.

Operator: Our next question is from Scott Valentin with Compass Point.

Scott Valentin: Just kind of, I guess, going off what you mentioned earlier, some of the challenges facing the airlines: stronger dollar, higher fuel, maybe slowing passenger growth, if it happens. How does this compare to what you've experienced in the past? You alluded to the fact the management team here is very experienced. I mean, are you preparing for, I mean, the worsening of the cycle? Do you think we've kind of hit the peak and coming down a little bit? Maybe you can...

John L. Plueger: I think, Scott, what we said is the word cycle has been bantered about a lot and you can take the view that yes, it's always been a cyclical industry. But for certain now, we're in what, year 14 or something, 15, of an uptick in demand. And I think there is a couple of very fundamental differences from ten to 15 years ago. Number one, I think anyone who studied the airline industry and the OEMs would agree, that in fact, we're in a much more disciplined environment. The airlines are managing their capacity much more aggressively and really are reacting accordingly. The second big factor, which were mentioned in our prepared remarks, is the huge global expansion of the middle class. And that expansion is being fed, if you will, by the lower and lower relative airfares being provided by the LCCs and ULCCs globally, and in fact being matched by the legacy carriers. Never before have we seen such a huge growth. And so, does this mean that the cycle has sort of gone away? I don't know the answer to that. All I know is that we continue to be in a period of very strong demand, and in fact, that's why the OEMs continue to really focus on production rate increases just to meet their book of business. In fact, they're counting on a certain level of cancellation, which they'll probably get over time to meet this demand. So, I do think that there are some different macro aspects that make the resiliency and strength of global passenger travel, and the managing and discipline and capacity of that travel, different and more positive today than before.

Steven F. Udvar-Házy: Scott, this is Steve. I've met with more than 40 airline CEOs in the last three weeks, all of them international airline CEOs. And every one of them tells me that their forward bookings are anywhere from 5% to about 15% greater looking forward over the next three months than they were during a comparable period last year. So traffic continues to be robust. Yes, oil prices are much higher than last year. But you have to remember that a lot of airlines have basically retired their 757s, 767s, and those are being converted to cargo. A lot of 737-800s are now coming off mainline passenger operations. They're being converted to cargo. There's a new cargo conversion program for A330s. So, we see that cargo market and the small package delivery market very robust. That’s going to absorb at least 120 to 150 aircraft a year out of the passenger fleets of the airlines. So overall, we're not seeing airlines saying to us we need less airplanes. What they're telling us is we need the new airplanes and we may accelerate retirement of our oldest, least-efficient aircraft. That's the message I'm hearing across-the-board.

Scott Valentin: And just one follow-up question. The board approved a fairly sizable increase in the dividend, 30%. Stock is trading now, I think, at 93% of book value. Obviously, the big CapEx program. Is there any flexibility to repurchase shares? Or is the dividend your focus in the near-term?

Gregory B. Willis: Yes. I think the way we look at it is we take capital allocation very seriously. We felt very confident in our results today and looking forward, and that's why we announced an increase in our dividend. We felt that was very prudent to grow along with the size of the company. But right now, we have decided to go with the increased dividend route and that's where we are.

Operator: Our next question is from Jason Arnold with RBC Capital Markets.

Jason Arnold: As you mentioned, you've been well prepped for continued delivery delays from the OEMs. But maybe you can speak a little bit more in detail on what you're seeing on where the delivery issues are kind of still concentrated here over the next year, year and a half as you mentioned?

John L. Plueger: Yes. Well, look, I think that the larger delays are obviously still with Airbus as they are going through their industrial recovery, particularly in the Hamburg facility where the A321 is produced, and as you know, we have a lot of A321neos coming. We have just -- Steve and I met personally with the top leadership at Airbus, Tom Enders, Guillaume Faury, Christian Scherer maybe three, three and a half weeks ago. We do feel confident that Airbus is getting a handle on their industrial situation. I think Guillaume's engineering background and his real hands-on approach to fixing this industrial issue -- it just gave us a good -- a high degree of confidence that they do see a light at the end of the tunnel. But having said that, we are continuing to have some pain. We expect an average three-month delay in our Pratt-powered neos in the first quarter. And there's also some delays in our LEAP-powered neos, perhaps even a bit longer in the second quarter coming. We experience a far less delay situation with Boeing. Again, it's only two to three weeks, maybe a month at the most on some MAXs. So, most of it resides with Airbus. But I think at the end of the day, our visit there and the review of their industrial program gives us more confidence that there is a light at the end of the tunnel. Having said that, as I said in my prepared remarks, we do believe these delays will continue through '19 and perhaps in the first quarter of '20. You have to really appreciate the magnitude of that problem and the backlog on the delivery process that Airbus is sorting through. I do believe the engine deliveries are getting more and more on time. I don't think that that's the primary issue now. I think the prime issue is reinducting those aircraft into a final assembly process, going through delivery and certification of those aircraft. And that's just complicated and it's very tough. But look, we think Airbus is getting a handle on it. And we think that hopefully a year from now, we'll able to look back and say most of this is over.

Steven F. Udvar-Házy: Jason, one other item. One of the reasons aside from the engine issues from both Pratt & Whitney and CFM that has caused this sort of congestion in Hamburg is that many airlines have converted a portion of their A320neo orders to A321. So, if you look at the percentile of A321neos versus A320s on a historical basis, the A321 has been gaining ground as a total component of the Airbus narrowbody production. And that's primarily centered in Hamburg and to a limited extent in Mobile, Alabama. But Hamburg has had to take the brunt of that A321 rate increase, which has also stressed some of the supply chain that is very, very much involved on the A321 program. So that is part of the overall problem for Airbus. But what it also tells us is that it validates Air Lease's selection of the A321neo as a cornerstone of our single-aisle Airbus activity because we see more and more airlines wanting to have a 200 to 220-seat aircraft in that category rather than a 150 to 180-seat aircraft.

Jason Arnold: That makes sense. Great color. And then just one quick follow-up. I know you mentioned the, I think it was $990 million of deliveries coming in the fourth quarter. Timing on that, is that going to be another kind of back-end quarter loaded delivery time frame? Or maybe a little added color there would be helpful?

Gregory B. Willis: Yes, right now we're looking at mid-to-late -- mid-quarter till end of quarter. That's where it's sitting right now. It's a little too soon to say just as a function of when these airplanes will actually deliver with the OEMs, but we'll provide you an updated activity report at the close of the quarter.

Steven F. Udvar-Házy: Yes, the most difficult, Jason, for us and Airbus to predict down to the last day is the A330neo. Originally, we had a number of A330neos that were going to deliver in October, November, December. And it's very possible that a few of those might slip into early part of the first quarter. And the airplane just got certified, but the inflow of new Rolls-Royce Trent 7000 engines is a little slower than what Airbus was hoping for.

John L. Plueger: I would also add, as a practical matter, it is natural for both Airbus and Boeing to push on deliveries and do a homerun at the end of the year. So there's always a natural pressure, kind of a surge, and a stacking, et cetera. However, we at ALC have learned for many, many years, that doesn't affect us. We don't want it to impact quality. We insist on a great airplane for our customers on our delivery. So that does not influence us. That's a natural business pressure they have. But rest assured that our inspectors and our quality people are doing a very, very good job, making sure there's no corners cut just in order for the OEMs to make their numbers for the year.

Operator: Our next question is from Helane Becker with Cowen.

Helane Becker: So one of my questions was on Primera, but I feel like you answered it by saying that those aircraft would be placed over the next time frame, I guess, right? Is that how we should think about it, no downtime?

Steven F. Udvar-Házy: Yes, we'll be making an announcement, Helane, on -- as we place those aircraft. The activity's strong. We've already got documentation in the works on a number of those. And three of those eight will deliver in 2020, and we already have engagements on those as well. So, those are highly desirable aircraft. Boeing has been great to work with in changing some of the specs and some of the features for the airplanes to make them suitable for our final lessee. So, I think we're in good shape.

John L. Plueger: Yes. We have good -- we have one positive aspect of this, Helane, I would just add this, these positions near-term, there's not that many of them around. In fact, there's very few. And we have a good problem in the following sense, we have multiple customers for those same exact positions. How do we dole out, how do we set, and who gets the benefit of those? That is a good problem. But that is why, in my remarks, I called it a strategic problem. Because we have a lot of really good customers, many of them want these airplanes, how do we allocate them? So that's a really -- it's not such an easy problem from a customer management point of view because we'd like to satisfy everybody.

Steven F. Udvar-Házy: By way of example -- Helane, by way of example, we have the 737 MAX aircraft, where we have an existing customer of Air Lease who would like to lease the plane and take it. And then we have an airline that we have never done business with that could be a potential new customer for Air Lease on a long-term basis that also wants that same airplane. So we have to make some very interesting philosophical and holistic decisions, as John said, where do we allocate those airplanes?

Helane Becker: Okay. So then if I'm listening between the lines correctly, there's also no concern relative to the lease rates because the demand is high, you wouldn't have to accept a different lease rate on those planes?

John L. Plueger: Yes. These are going to be placed in the current lease rate environment along the lines of all the aircraft that we're placing at this time.

Steve F. Udvar- Házy: Yes, basically the lease rates that we have been discussing with these airlines and signing them up is in the same ballpark as if Primera would have taken delivery of them. The only differentiation is that Air Lease benefits from the security package that we already had from Primera and that will show up in Q4.

Helane Becker: Okay. That's also good to know. So that would show up in, what, maintenance -- end of lease rate rents or how would that -- how would we account?

Gregory B. Willis: That would show up in other income.

Steven F. Udvar-Házy: Other income.

Helane Becker: Other income? Okay. All right. And then my other question is completely unrelated. Thank you for explaining all of that. I appreciate it. As you think about rates that I assume are going to go up over the next three or four years and your debt rolls off, do you worry at all about being able to refinance any of that debt, Greg?

Gregory B. Willis: No, I mean, right now, we're mid-BBB from S&P and Fitch and A- from Kroll. I think we have great access to capital. I think the capital markets on the bond side are very strong. The bank market is very strong. We have a very large unencumbered asset base, very low leverage. All of these things are really key credit strengths and differentiate us from our peers and really attract credit investors. So I feel very good about our position in terms of access to capital. And then also in terms of financing, I think we're going to finance in line with where the investment grade markets finance, which is far inside where a majority of our customers finance.

Operator: Our next question is from Koosh Patel with Deutsche Bank.

Koosh Patel: Most of my questions were already answered as well, but I was going to ask one. You guys have often spoken about the strength in your security package and deposits and kind of reiterating how you guys kind of deal with customers and are able to kind of -- that provides confidence in how you kind of look at the forward outlook. Is there something about your package that kind of sets you apart of from the competitors? Or how should we kind of think about that?

John L. Plueger: Well, look, I think most lessors try to have a decent security package, especially, I would say the top ten of us. We run pretty disciplined businesses. How we phase in that security package can sometimes differ with different airlines and the mechanisms and the protections that we seek. But I think generally speaking, one of the benefits of our industry is we try and have good levels of protection. And I would just say this, what does differentiate ALC, I do believe, is our insistence upon these levels of things. It's a competitive environment and other lessors out there will waive cash security deposits or waive reserves or do things here and there. But I would say, this does differentiate us. We are very adamant about it. And we're still able to get the kind of packages that we're looking for because we have great airplanes, we have a strong position and we're able to tailor-make an overall solution to the customer that still makes it work.

Gregory B. Willis: Yes, we have a high focus on receiving cash security deposits, maintenance reserves. I think the first and foremost biggest credit they gain is the quality of our metal layered in on top of the fact that we have a significant amount of lessee diversification. Our average customer concentration is below 2%. So all those things packaged together, I think, really insulate us from lessee credit exposures.

Steven F. Udvar- Házy: But the large emphasis on cash deposits well in advance of deliveries and in some cases, augmented with irrevocable bank guarantees from very high credit quality banks, puts us in a very strong position should there be any kind of a hiccup at an airline.

Koosh Patel: Great. And the second question I had is around the 330-900neos. Now we've seen some reports in, for example, the French press that some customers have deferred deliveries. And then we've heard from some customers that their deliveries have been deferred to the extent that they are wanting to defer them a little bit further. What are you guys kind of seeing in the demand environment around aircraft?

John L. Plueger: Yes, from ALC, none of our customers have deferred. But I think what you're referring to, as you know, Rolls-Royce has been working a pretty significant problem on the Trent 1000. The Trent 7000, although it is a technically different engine, has some of the same attributes. And there is a big production certification delay in getting turbine blades, et cetera, outside of Rolls-Royce to satisfy the Trent 1000 replacements. And admittedly, there are some, I think, hesitation on the part of certain customers to make sure that the Trent 7000 powering the A330neos performs well. So, although this has not happened with Air Lease customers, there have been a few airlines that said, "Hold on, we just want to make sure." You might do the same if you had questions about -- look, this industry has been dominated for the last two years with pretty big engine problems. So, you can understand airlines reluctant to do that. But having said that, that has not impacted Air Lease -- or more specifically, Air Lease's A330neo customers have not asked for those kinds of delays. They believe that over time, these engine problems will be cured. But certain airlines have asked for those delays and deferrals.

Steven F. Udvar-Házy: Yes, we have four different airline customers that are scheduled to receive A330neos from us between now and the spring of 2019. And none of them, as John said, have expressed any desire to delay. It's actually the opposite. They want the airplanes as soon as possible because these are replacing, in two cases, A340s, which are quite old, and with the fuel prices where they are, the A340 is obviously less economical. And in one case, an older A330 low gross weight airplane that's almost 20 years old. So we're not seeing any interest on part of our customers to delay these deliveries. In fact, they are pushing Airbus and Rolls-Royce very aggressively to get the airplanes delivered as soon as possible.

John L. Plueger: Which is another reason why we focus on replacement. This is a really -- Steve just gave an exact reason why Air Lease focuses on replacement.

Operator: Our next question is from Kristine Liwag with Bank of America Merrill Lynch.

Kristine Liwag: For the A320neo and 737 MAX, can you discuss how the lease premiums on these aircraft versus a CEO and NG have evolved in the past two years?

John L. Plueger: Well, I think they have evolved as all other new types that have been introduced. When a new type is first introduced, there's a larger lease premium. I don't know what that would be, but let's call it circa 4% to 5%, maybe 6%. Over a period of time, as time goes on, we're two years into this, three years into this, that premium evaporates or lessens. Why? Because that becomes the new standard airplane. So, it's exhibited the same exact behavioral patterns in a lease rate market as we saw when the 737-300 and 400 gave rise to the 737-700 and 800. The A320ceo series now giving rise to the neo series. So I would say that, that the new aircraft premium has dissipated to a large extent. But this is nothing new and this has been expected and this is how we plan going forward. So, this is nothing particularly different than any other new aircraft introduction.

Steven F. Udvar-Házy: But Kristine, if you boil this down to numbers, if you assume about 100-gallon per flight hour savings on a MAX versus an 800 or an A320neo versus say a non-sharklet A320ceo, and you fly 300 hours a month, average, say ten hours a day. That's 30,000 gallons. So if you have 30,000 gallons a month of savings at $2 a gallon, that's 60,000 a month cash benefit to the airline. At $2.50 a gallon, $75,000. So we are getting a premium, but it depends on the airline, the utilization pattern, whether the airline needs the payload range capability that has value because it generates additional revenue. So a lot of factors go into it. And as John said, there is a premium, but it's different for every customer, different jurisdictions, different types of operators.

Kristine Liwag: That's helpful. And for widebodies, what is your lease placement for deliveries in 2019 and 2020?

Steven F. Udvar-Házy: We are all placed for 2019. We have one 787 that is still in negotiation with a couple of airlines in 2020. And we are actually accelerating a couple of widebodies from '21 into '20.

Kristine Liwag: Great. And lastly for me, what would you have to see in the market for you to want to order a 777X?

John L. Plueger: Well, I think it's really simple. It's the answer to almost every new aircraft type. One is a slightly broadened customer base, and number two is more attractive pricing.

Operator: Our next question is from Kevin Crissey with Citigroup.

Kevin Crissey: Last quarter you mentioned taking a look at the Airbus 220 and I think it was a general statement. But I didn't know if you had any update on your thoughts on that aircraft?

Steven F. Udvar-Házy: Well, as John said, we visited Toulouse a few weeks ago, and we had a lot of discussions with Airbus leadership on that airplane. Currently, there's a small number of airlines that operate the aircraft, Korean Air, airBaltic, SWISS and now Delta will introduce it in a few weeks. So we'd would like to see a little more experience on the airplane. We're monitoring the performance and reliability of the aircraft with the operators. We're engaged and we're having dialogue with those airlines. And probably sometime early next year, we'll have more meaningful evaluation of the 220 once we gather more data on the aircraft.

Operator: And that does conclude our Q&A session for today. I'd like to turn the call back over to Mary Liz DePalma for any further remarks.

Mary Liz DePalma: Very well, thank you, everyone. That's it for our call today. We look forward to speaking with you again after the conclusion of the fourth quarter. Christie, feel free to disconnect the line now.

Operator: Ladies and gentlemen, thank you for participating in today's conference. This does conclude today's program, and you may all disconnect. Everyone, have a great day.